Exhibit 99

Haber Inc. Targeting Low Cost Diagnostic Testing for MD’s Offices Using Proprietary Separation Technology

Company forms subsidiary “EMP Diagnostics Inc.” to commercialize its unique technology for rapid, low cost blood diagnostic use by MD’s at point of service

ARLINGTON, Mass.--(BUSINESS WIRE)--August 26, 2009--Haber, Inc. (“Haber”), (OTC: HABE), a Delaware corporation headquartered in Arlington, Mass., with proprietary technologies in the separations sciences and environmentally friendly processing of gold bearing ores, announced today that it has formed a wholly owned subsidiary incorporated in Delaware called “EMP Diagnostics Inc.” (“EDI”). The business of the new company will focus on the application of Haber’s Electromolecular Propulsion technology (EMP). EMP is a separation technology that achieves unrivaled molecular separation speeds and has other unique capabilities not attainable with electrophoresis or liquid chromatography.

EMP Diagnostics Inc.

EDI under license from Haber, will initially begin efforts in commercializing proprietary protocols for hemoglobin variants; diabetes blood glycation (HbA1c), Thalassemias, C-Reactive protein and detection of cancer markers. EMP has the ability to rapidly separate common specie molecules in minutes and in some cases seconds. The speed, ease of operation and low cost will allow doctors, in their offices, to perform diagnostic tests on a patient’s blood, saliva and urine samples during a patient’s examination. Other hemoglobin variants and diagnostic mediums will be added to the suite of tests that a doctor will be able to perform using a small desk top test instrument. Haber has already completed the EMP proof of concept separations for hemoglobin and will begin development of commercial protocols, disposable test kits and instruments. Each protocol is expected to be protected by patent. The instruments will be complete with software designed to quantify and evaluate test results and catalogue and analyze patient history. The costs of the test disposables are expected to be significantly cheaper than those used in tests being performed currently by outside laboratories.

EDI is being assisted by Dr. Frank Bunn of the Harvard Medical School and Research Director of Hematology Division of Brigham and Women’s Hospital and Dr. Joel M. Friedman, professor of physiology and biophysics and of medicine at Albert Einstein College of Medicine, renowned hemoglobin researchers who will be consulting on these and other hemoglobin variants. Dr. Henry Rosenberg VP of the EMP division will coordinate and directly participate in the EMP experimental efforts. He will be supported by personnel who are intimately involved in the EMP technology and specifically hemoglobin separations. The instrumentation group within the company will be working with outside sources to develop the user friendly instruments, software and disposable test unit packaging. Test lab instruments designed to test multiple samples simultaneously will also be developed as well as hand held units for clinical applications.

The Company has started the initial development in its research and piloting facility in Wakefield, MA and because of limited resources will be seeking additional funding through private financing, joint ventures and/or grants. We anticipate hemoglobin commercial product testing and the FDA approval cycle commencing in 2010.

“Albert B. Conti, CEO of Haber Inc. stated, “We are extremely pleased at the distinguished team of professionals assembled to assist us in our efforts of entering the burgeoning medical diagnostics market. The United States is currently examining new technologies to make an impact on the costs of medical care. EDI’s targeted low cost equipment and disposables would meet that criterion. We all know that a routine visit to the doctor includes a blood or urine test. Our technology requires only a drop of blood from a pin prick and provides results in a few minutes while eliminating potential errors in sample handling and identification. Diabetic monitoring of just a single patient requires numerous tests over the course of a year. The global market for diabetes tests alone total more than 1 billion tests a year. Also, the ability to run tests in third world countries and remote areas with inexpensive equipment and disposables opens up a whole new market.”

Conti added, “In-office testing will also allow doctors to be paid directly for the tests performed. It is our expectation that tests not available or limited in availability today will be developed with the use of our technology. Because of the anticipated low costs of test disposables, our efforts are also focusing on prevention and proactive treatment rather than exclusively on reactive testing which is normally ordered only after symptoms are manifested. EDI will be developing tests which detect potential catastrophic or high risk conditions immediately e.g. C-Reactive protein for determining high risk factor heart attack identification and cancer markers to name a few.”

About Haber, Inc.

Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. The company’s Electromolecular Propulsion (EMP) technology is an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules. In addition, the company has the environmentally friendly Haber Gold Process (HGP) and sulfide reduction process for the hydrometallurgical extraction and recovery of gold. For more information, call Peter R. D’Angelo (781) 643-2727, or visit the company’s website at http://www.habercorp.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, successful commercialization, anticipated funding, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, successful development efforts, government regulation, and other risks. All forward-looking statements made by or on behalf of Haber Inc. are qualified. Haber Inc. disclaims any obligations to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
Haber, Inc.
Peter R. D’Angelo, 781-643-2727